Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8
(Form Type)

Vale S.A.

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Shares(3), reserved for issuance pursuant to the Performance Shares Unit Program	Other (2)	6,605,593	US$13.70	US$90,496,624.1	0.00014760	US$13,357.30
Total Offering Amounts					US$90,496,624.1		US$13,357.30
Total Fee Offsets							N/A
Net Fee Due							$13,357.30

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) shall also cover any additional Common Shares of Vale S.A. (the “Registrant”) as may become available for issuance pursuant to the Performance Shares Unit Program (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding Common Shares.

(2) The Proposed Maximum Offering Price Per Common Share has been estimated solely for the purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, on the basis of the average of the high and low reported prices of a common ADS (defined below) as reported on the New York Stock Exchange on February 1, 2024.

(3) The Common Shares of the Registrant being registered hereby may be represented in the form of the Registrant’s American Depositary Shares (“ADSs”), evidenced by American Depositary Receipts (“ADRs”), with each ADS representing one Common Share. ADRs issuable upon the deposit of the Common Shares registered hereby have been or will be registered under a separate registration statement on Form F-6. Each ADR will represent one Common Share.